State of  Delaware Secretary of   State Division   of  Corpora tions
Delivered  10:42 AM 09/14/2016
FILED 10:42 A.IVI 09/14/2016
SR 20165775642   - File Number   6151182

STATE ofDELAWARE CERTIFICATE ofiNCORPORATION A STOCK CORPORATION

A   RTICLE I.

The name of this Corporation is NITRO HOLDINGS INC.

ARTICLE II.

Its registered office in the State of Delaware is to be located at 2035 Sunset Lake Rd, Suite B-2, Newark, DE 19702. The county of the registered office is New Castle. The registered agent in charge thereof is LEGALINC CORPORATE SERVICES INC..

ARTICLE III.

The total number of shares of common stock that the corporation shall be authorized to issue is
100,000,000 at $0.00001 par value.

ARTICLE IV:

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLEY.

The name and mailing address of the incorporator is Marsha Siha at 17350 State Hwy 249 #220, Houston TX 77064.

ARTICLE VI.

The name and address of each initial director of the corporation is:

JOSHUA VIERLING- 425 Huehl Rd, Suite 4B, Northbrook, Illinois 60062

NAR RAMKISSOON - 123 S Green St. #302B, Chicago, Illinois 60607

ALEX SHCHEKIN- 6505 Saddle Ridge Ct, Long grove, Illinois 60047

I, the Undersigned,  for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certifY that the facts herein stated are true, and I have accordingly hereunto set my hand and executed this Certificate of Incorporation on the date below.

Dated: September 14th, 2016

Lt4.M
Marsha Siha, Incorporator